Exhibit 10.1

STRATEGIC PARTNERSHIP

AND REVENUE SHARING AGREEMENT

This Strategic Partnership and Revenue Sharing Agreement (“Agreement”) is entered into as of June 25, 2026 (the “Effective Date”), by and between:

MarineMax, Inc. a Florida corporation (“MarineMax”), and Off The Hook Yacht Sales NC, LLC, a North Carolina limited liability company (“OTH”). MarineMax and OTH may be referred to individually as a “Party” and collectively as the “Parties.”

1. Purpose. The Parties desire to establish a strategic commercial relationship to collaborate on pre-owned vessel transactions, financing, insurance, and related services, in order to increase transaction volume, speed, and revenue opportunities for both Parties and all affiliates of each party now or in the future.

This Agreement is intended to document a commercial collaboration only and does not create a partnership, joint venture, or fiduciary relationship.

For purposes of this Agreement:

(a) “NEXTBOAT AI Platform” means OTH’s proprietary AI-driven vessel valuation and transaction platform.

(b) “Term” means the period set forth in Section 10.

(c) “Calendar Year” means the period commencing on January 1 and ending on December 31 of the same year; provided that for the partial year in which the Effective Date occurs, all volume-based and income-based thresholds set forth in this Agreement shall be reduced on a pro rata basis based on the number of days remaining in such Calendar Year following the Effective Date.

2. Scope of Relationship.

(a) OTH Responsibilities. OTH will focus on high-volume used vessel valuation, acquisition, resale, and deployment of its NEXTBOAT AI Platform.

(b) MarineMax Responsibilities. MarineMax will leverage its retail origination platform and provide financing and insurance solutions through its affiliated platforms.

(c) The Parties agree to work together in good faith to maximize transaction volume and mutual economic benefit.

3. Pre-Owned Inventory Collaboration

(a) MarineMax will use commercially reasonable efforts to prioritize OTH as a preferred wholesale buyer for pre-owned inventory opportunities; provided, however, that the Parties recognize and agree that this is not an exclusive relationship and MarineMax is not obligated use OTH or its NEXTBOAT AI Platform.

(b) OTH will use commercially reasonable efforts to provide competitive pricing and timely responses to opportunities submitted by MarineMax.

(c) Service Levels. OTH will use commercially reasonable efforts to provide initial pricing responses generally within 60 minutes of receiving a complete submission.

(d) Both Parties agree to engage in good faith and prioritize transactions between the Parties where commercially reasonable.

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4. NEXTBOAT AI Platform

(a) OTH will provide MarineMax access to the NEXTBOAT AI Platform via a portal on OTH’s system. [NTD: The NEXTBOAT AI Platform cannot be on MarineMax’s systems]

(b) MarineMax will use commercially reasonable efforts to submit trade-ins, potential trade-ins, and pre-owned inventory opportunities through the NEXTBOAT AI Platform.

(c) The platform will be used to facilitate deal tracking, pricing visibility, communication, and reporting.

(d) Core Functionality. The NEXTBOAT AI Platform will include functionality for real-time bidding by OTH (time-stamped and trackable), a shared deal board (including deal status, pricing history, and transaction progress), internal communication tools, and automated tracking of wholesale volume, rebates, and deal flow.

5. Finance & Insurance Structure

(a) Strategic Capital Alignment. OTH, along with its affiliate, Autograph Yachts, and any future affiliated companies intends to transition away from its internal financing platform and, subject to commercially reasonable terms, direct such financing opportunities to MarineMax’s affiliated platform.

(b) Insurance

(i) Provider. MarineMax (including its affiliated insurance platform) will serve as the exclusive provider of marine insurance solutions for transactions involving OTH, subject at all times to commercially competitive pricing, product availability, and commercially reasonable service standards consistent with prevailing market conditions.

(ii) Revenue Split.

Initial: 50% / 50% (OTH / MarineMax), net of any chargebacks.

Renewals: 50% / 50% (net of any chargebacks), subject to adjustment to 20% / 80% (OTH / MarineMax) after MarineMax achieves $75,000,000 in aggregate annual wholesale volume to OTH, measured on a calendar-year basis, applied prospectively to renewals written after such threshold is achieved.

(iii) Annual Incentive. If MarineMax achieves $120,000,000 in annual wholesale volume to OTH in any calendar year (measured on a calendar-year basis), the following calendar year will begin at a 20% / 80% (OTH / MarineMax) renewal split, net of any chargebacks. If such threshold is not maintained, the split will revert to 50% / 50%, net of any chargebacks.

(iv) Post-Termination. Existing policies that are renewed shall continue to be shared at the then existing Revenue Split for a period of three years following the Termination Date or until such policy is replaced, canceled, or the underlying vessel is sold, whichever is sooner.

(v) Operational Support. MarineMax will provide commercially reasonable quoting and binding support, including a designated point of contact.

(c) Financing

(i) Flow of Business. OTH will direct a commercially reasonable majority of financing opportunities (and in no event less than fifty percent (50%)) arising from transactions submitted through MarineMax or the NEXTBOAT AI Platform to MarineMax’s affiliated platform, subject to commercially competitive terms consistent with prevailing market conditions and service. For the avoidance of doubt, this is not an exclusive financing arrangement, and nothing in this Agreement requires OTH to direct to MarineMax (i) financing on vessels owned or held in inventory by OTH or its affiliates, including indirect or portfolio lending, or (ii) financing arising from brokerage transactions, in each case as to which OTH retains full discretion. This flexibility is intended to mirror MarineMax’s discretion regarding wholesale opportunities under Section 3(a).

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(ii) Revenue Split.

Initial: 50% / 50% (OTH / MarineMax)

Adjustment: 60% / 40% (OTH / MarineMax) after $500,000 in cumulative Financing Income is achieved in a calendar year, applied prospectively for the remainder of that year

(iii) Annual Carryforward. If $1,000,000 in Financing Income is achieved in a calendar year, the following calendar year will begin at 60% / 40% (OTH / MarineMax). If such threshold is not achieved, the split resets to 50% / 50%.

(iv) Definition. “Financing Income” means lender-paid compensation, reserves, or other backend income paid in connection with financed transactions, excluding principal loan amounts.

(v) Indemnification. The Parties agree to share equally in the expense of any losses, damages, or penalties arising from a financed transaction (“Loan”) up to and including

(1) all amounts due and owing under the Loan, including all unpaid principal, accrued and unpaid interest, and all other amounts due and payable pursuant to the Loan, together with any amounts paid in connection with such Loan; and/or

(2) all losses and expenses incurred by lender as a result of any breach or untruth (whether actual or alleged), or failure to perform, including attorneys’ fees and costs; sales, use, or other taxes; and expenses with respect to repossessing, storing, repairing, and selling the financed vessel.

6. Wholesale Volume Rebates. Rebates shall be calculated on a tiered, marginal basis based on annual wholesale volume, as set forth in Exhibit A.

(a) Measurement. “Wholesale Volume” means aggregate purchase price of eligible vessels purchased by OTH from MarineMax during the applicable calendar year.

(b) Eligible Transactions. Include (i) MarineMax-sourced trades, (ii) direct purchases sourced by MarineMax, and (iii) opportunities submitted through the NEXTBOAT AI Platform and accepted by OTH.

(c) Payment. Rebates will be calculated quarterly (within 30 days after quarter-end) with a final annual true-up within 60 days after year-end.

7. Confidentiality and Data Protection

(a) Each Party agrees to keep confidential all non-public, proprietary, or customer information received from the other Party (“Confidential Information”).

(b) Confidential Information includes, without limitation:

(i) customer identities and contact information;

(ii) transaction data;

(iii) pricing and financial information; and

(iv) platform data and analytics.

(c) Each Party agrees to:

(i) use Confidential Information solely for purposes of this Agreement;

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(ii) not disclose such information to any third party except as required to perform under this Agreement;

(iii) implement reasonable safeguards to protect such information.

(d) Each Party retains ownership of its respective customer relationships and data.

(e) OTH retains all right, title, and interest in and to the NEXTBOAT AI Platform, including all data, analytics, and outputs generated by such platform. MarineMax shall not copy, extract, repurpose, or use NEXTBOAT data outside the scope of this Agreement or in a manner intended to replicate or compete with the platform; provided, however, the term “Confidential Information” shall not include information or platforms that was or is independently developed by the MarineMax, as established by documentary evidence, without reference to or use of, in whole or in part, any of OTH’s Confidential Information..

(f) Permitted Use. MarineMax may use NEXTBOAT solely to evaluate and transact on submitted opportunities during the Term, including any derivative data or insights derived from such platform, and solely for internal business purposes not intended to directly or indirectly replicate or compete with the NEXTBOAT AI Platform.

(g) The obligations of this Section shall survive termination for three (3) years.

8. Non-Solicitation and Non-Circumvention

(a) During the Term of this Agreement and for a period of twelve (12) months thereafter, neither Party shall, without the prior written consent of the other Party:

(i) circumvent the other Party with respect to any transaction submitted through MarineMax or the NEXTBOAT AI Platform, including by completing such transaction outside the agreed processes or avoiding the agreed revenue-sharing structure; or

(ii) use Confidential Information derived from such submitted transactions to structure or route transactions in a manner intended to avoid the economic arrangements contemplated herein.

(b) For clarity, the restrictions in this Section apply solely to specific transactions and opportunities submitted through MarineMax or the NEXTBOAT AI Platform and do not restrict either Party from conducting independent business activities, including with customers, except where such activities arise directly from the use of the other Party’s Confidential Information in connection with such submitted transactions.

(c) Nothing in this Section shall restrict either Party from:

(i) engaging in general marketing or business activities;

(ii) working with customers with whom it has a pre-existing relationship;

(iii) conducting transactions not derived from submissions through MarineMax or the NEXTBOAT AI Platform.

9. Marketing and Public Relations. The Parties may collaborate on joint marketing efforts, press releases, and public announcements, subject to mutual agreement on content and timing. The Parties intend to coordinate messaging to reflect the strategic nature of the relationship, including positioning OTH as a preferred partner, the integration of the NEXTBOAT AI Platform, and collaboration on financing and insurance solutions; provided, however, that neither Party is obligated or compelled to consent to any joint marketing efforts, press releases, or public announcements; provided further that, notwithstanding the foregoing, the Parties shall cooperate in good faith to publicly issue, promptly following the Effective Date, a mutually approved public announcement of the strategic relationship contemplated hereunder (the “Initial Announcement”), which the Parties agree to make and which shall constitute the public announcement referenced in Section 10(b).

Except as expressly set forth herein, the relationship is non-exclusive.

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10. Equity Consideration – Warrants

(a) Issuance of Warrants. As additional consideration for entering into this Agreement and for MarineMax’s ongoing commitments hereunder, OTH’s parent company (the “Issuer”) shall issue to MarineMax warrants (the “Warrants”) to purchase up to an aggregate of one million two hundred fifty thousand (1,250,000) shares of common stock of the Issuer, subject to the vesting and exercise price terms set forth below. For reference, the Issuer has approximately twenty-four million (24,000,000) shares of common stock outstanding as of the Effective Date.

(b) Sign-On Warrants. Two hundred fifty thousand (250,000) Warrants with an exercise price of $3.25 per share shall vest upon the latter of (i) execution of this Agreement and (ii) the public issuance of the Initial Announcement (as defined in Section 9).

(c) Performance Warrants. Additional Warrants shall vest based on annual Wholesale Volume (as defined in Section 6) achieved by MarineMax in a calendar year, in accordance with the following tiers. Each tier vests independently upon the first calendar year in which the applicable threshold is achieved, and once vested, such tier shall not vest again in subsequent years.

(i) $50,000,000 annual Wholesale Volume – 100,000 Warrants at an exercise price of$ 3.75 per share.

(ii) $75,000,000 annual Wholesale Volume – 200,000 Warrants at an exercise price of$ 4.50 per share.

(iii) $125,000,000 annual Wholesale Volume – 250,000 Warrants at an exercise price of$ 5.00 per share.

(iv) $175,000,000 annual Wholesale Volume – 300,000 Warrants at an exercise price of$ 6.00 per share.

(v) $200,000,000 annual Wholesale Volume – 350,000 Warrants at an exercise price of$ 7.00 per share.

(d) Cap. The aggregate number of Warrants issuable under this Section 10 shall not exceed 1,250,000, inclusive of the Sign-On Warrants set forth in Section 10(b) and the Performance Warrants set forth in Section 10(c). The Parties acknowledge that the sum of the Sign-On Warrants (250,000) and all Performance Warrant tiers (1,200,000) exceeds this cap; accordingly, Warrants shall vest in the chronological order in which they are earned, and no Warrant shall vest to the extent it would cause the aggregate number of Warrants issued under this Section 10 to exceed 1,250,000.

(e) Warrant Agreement. The Warrants shall be evidenced by a separate warrant agreement (the “Warrant Agreement”) to be executed by the Issuer and MarineMax substantially concurrently with this Agreement, which shall contain customary terms and conditions, including with respect to exercise mechanics, term, anti-dilution adjustments, cashless exercise, transfer restrictions, and registration rights. In the event of any conflict between this Section 10 and the Warrant Agreement, the Warrant Agreement shall control with respect to the Warrants.

(f) Effect of Termination. Warrants that have vested prior to the effective date of termination of this Agreement shall remain exercisable in accordance with the terms of the Warrant Agreement. Unvested Performance Warrants shall be forfeited upon termination of this Agreement, except as otherwise expressly provided in the Warrant Agreement

(g) Issuer Obligations; Joinder. OTH shall cause the Issuer to issue the Warrants and to execute and deliver the Warrant Agreement in accordance with this Section 10. The Issuer joins this Agreement solely for purposes of this Section 10 and, by its execution of the joinder signature block below, represents that it is duly authorized to issue the Warrants and agrees to be bound by, and to perform its obligations under, this Section 10. Except as expressly set forth in this Section 10, the Issuer shall have no obligations or liabilities under this Agreement, and nothing herein shall make the Issuer a Party to this Agreement for any other purpose.

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11. Term and Termination

(a) The Term of this Agreement shall be five (5) years from the Effective Date.

(b) Either Party may terminate this Agreement for any reason upon ninety (90) days’ prior written notice.

(c) The Parties agree that nothing in this Agreement shall be construed as a minimum volume commitment by either Party.

(d) Upon termination:

(i) existing transactions shall be completed in the ordinary course;

(ii) earned but unpaid amounts (including rebates, financing income, and insurance income) shall remain payable;

(iii) insurance renewals shall continue to be shared as set forth herein;

(iv) each Party shall promptly return or destroy Confidential Information upon request, subject to customary archival copies.

12. Independent Contractors; No Partnership or Joint Venture. The Parties are independent contractors, and nothing in this Agreement shall be deemed or construed to create any partnership, joint venture, agency, or fiduciary relationship between the Parties. Neither Party shall have any authority to bind, act for, or incur any obligation on behalf of the other Party, and neither Party shall represent to any third party that it has such authority. Each Party shall be solely responsible for its own operations, employees, liabilities, and obligations.

13. Miscellaneous

a) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. The Parties agree that any legal action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state courts located in Palm Beach County, Florida.

(b) Dispute Resolution. The Parties shall first attempt in good faith to resolve any disputes arising under or relating to this Agreement through informal discussions prior to pursuing formal legal remedies.

(c) Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior discussions, negotiations, or agreements, whether written or oral, relating to the subject matter hereof.

(d) Amendments. This Agreement may be amended only by a written document signed by authorized representatives of both Parties.

(e) Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except in connection with a merger, sale of substantially all assets, or similar transaction.

(f) Limitation of Liability. Except for breaches of confidentiality or Section 8 (Non-Solicitation and Non-Circumvention), neither Party shall be liable to the other for any indirect, incidental, consequential, or special damages arising out of or relating to this Agreement.

(g) Notices. All notices under this Agreement shall be in writing and deemed given when delivered by a nationally recognized courier or by email with confirmation of receipt, in each case to the addresses designated by each Party in writing.

(h) Counterparts. This Agreement may be executed and delivered (including by email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MARINEMAX, INC.

By:
Name:	Kyle Langbehn
Title:	EVP & President of Retail Operations

OFF THE HOOK YACHT SALES NC, LLC

By:
Name:	Jason Ruegg
Title:	President

JOINDER OF ISSUER

The undersigned, being the Issuer referenced in Section 10, executes this Agreement solely for purposes of Section 10 and agrees to be bound by its terms as provided therein.

NEXTBOAT, Inc.

By:
Name:	Jason Ruegg
Title:	President

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Exhibit A – Rebate Structure

Annual Volume	Rebate
$0 – $25M	0%
$25M – $50M	1.0%
$50M – $75M	1.5%
$75M – $100M	2.0%
$100M+	2.5%

1.	Cap: $15,000 per unit
2.	Calculated on a marginal (tiered) basis
3.	Paid quarterly with annual reconciliation

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